Exhibit 99.1

NEWS RELEASE
Nash Finch Company
Nash Finch Reports First Quarter 2010 Results
MINNEAPOLIS (April 30, 2010) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (first quarter) ended March 27, 2010.
Financial Results
Total company sales for the first quarter 2010 were $1.18 billion compared to $1.14 billion in the prior-year quarter, an increase of 3.5%. Excluding the impact of the sales increase of $59.4 million attributable to the acquisition of three military distribution centers on January 31, 2009, total company sales decreased 1.8% relative to last year.
Consolidated EBITDA1 for the first quarter 2010 was $28.5 million, or 2.4% of sales, as compared to $29.2 million, or 2.6% of sales, for the prior year quarter. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.
Net earnings for the first quarter 2010 were $7.9 million, or $0.59 per diluted share, as compared to net earnings of $14.4 million, or $1.08 per diluted share, in the prior year quarter. Net earnings for the first quarter 2010 and 2009 were affected by significant items totaling ($0.2) million and $6.9 million, or ($0.02) and $0.51 per diluted share, respectively and is detailed in the table below.
“The first quarter results were in-line with our expectations as the trends in price deflation and consumer shopping patterns continued to impact top line sales in the food distribution and retail industry,” said Alec Covington, President and CEO of Nash Finch. “As I mentioned in the fourth quarter press release, we believe these economic headwinds will continue this year. As a result, we are implementing strategic initiatives to increase our supply chain efficiency and reduce our overhead and administrative expenses. We continue to have a strong balance sheet with plenty of liquidity.”

[1]	Consolidated EBITDA, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the first quarter 2010 and prior year results:

	1st Quarter	1st Quarter
(dollars in millions except per share amounts)	2010	2009
Significant credits (charges)
Acquisition, integration and start-up costs	$(0.4)	(0.6)
Tax consulting fees and other	—	(0.6)

Significant charges impacting Consolidated EBITDA	(0.4)	(1.2)

Gain on acquisition of a business	—	6.7
Net increase in lease reserves	—	(1.2)

Total significant net credits (charges) impacting earnings before tax	(0.4)	4.3

Income tax on significant net credits (charges)	0.2	(1.7)
Income tax effect on gain on acquisition of a business	—	2.7
Reversal of previously recorded income tax reserves and refunds	—	1.6

Total significant net credits (charges) impacting net earnings	$(0.2)	6.9

Diluted earnings per share impact	$(0.02)	0.51
Military Distribution Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2010	2009	Change
Sales	$478.0	410.2	16.5%
Segment EBITDA[1]	$13.6	11.9	14.0%
Percentage of Sales	2.8%	2.9%
The military segment sales increased 16.5% reflecting the impact of the acquisition of three military distribution centers on January 31, 2009. Adjusting for the sales impact of these three distribution centers of $59.4 million, sales increased 2.0% in the first quarter primarily due to stronger export sales to commissaries outside of the U.S.
The military segment EBITDA increased by 14.0% in the first quarter 2010 compared to the prior year period. The Military EBITDA as a percentage of sales was 2.8% in the first quarter 2010 as compared to 2.9% in the prior year.
“Despite the challenging economy, our military division posted solid increases in both sales and EBITDA during the first quarter and successfully completed the system conversion for the third and final distribution center that we acquired last year,” said Covington. “We look forward to the opening of our new Columbus, Georgia distribution center for this important segment of our business, which will provide us significant transportation savings as well as long-term strategic growth opportunities. We are on track to open the Columbus distribution center in the third quarter of 2010.”

Food Distribution & Retail Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2010	2009	Change
Sales
Food Distribution	$583.8	602.0	(3.0%)
Retail	117.9	128.1	(8.0%)

Total	$701.7	730.1	(3.9%)

Segment EBITDA[1]
Food Distribution	$11.2	13.3	(15.3%)
Retail	3.7	4.0	(8.9%)

Total	$14.9	17.3	(13.8%)

Percentage of Sales
Food Distribution	1.9%	2.2%
Retail	3.1%	3.1%

Total	2.1%	2.4%

The decrease in the first quarter 2010 food distribution and retail segment sales versus the comparable 2009 period was primarily attributable to a decrease in comparable sales to existing food distribution customers. Retail same store sales declined 3.7% as compared to the prior year. In addition, we have closed four retail stores since the end of the first quarter 2009.
The food distribution and retail segment EBITDA decreased by 13.8% in the first quarter 2010 compared to the same period last year. Segment EBITDA as a percentage of sales was 2.1% in the first quarter 2010 as compared to 2.4% in the prior year.
Segment EBITDA Includes Overhead Allocation
“Beginning in the first quarter, we allocated overhead costs to the segment EBITDA amounts reported for the current year and prior year. We made this change to provide greater visibility into the Company’s operations as there are fundamental differences between our military, food distribution and retail segments and allocating overhead based on use by segment provides better clarity on the net EBITDA results of each segment,” said Mr. Covington. “We believe the additional detail we are providing by segment allows shareholders to more easily understand the unique characteristics of each business unit allowing for a more appropriate valuation of our equity. Today Nash Finch is not only a well positioned food wholesaler, but is also the nation’s premier supplier to military commissaries at home and abroad.”
Financial Target Progress
Improvements on our key financial targets have been achieved to date since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, Consolidated EBITDA margin improved from 2.2% to 2.4% of sales and the debt leverage ratio has improved from 3.11x to 2.22x from Fiscal 2006 to the first quarter 2010. The ratio of free cash flow to net assets has increased from 8.7% in Fiscal 2007 to 9.4% in the first quarter 2010. Finally, the organic revenue growth metric has also improved as we have started to implement initiatives associated with our strategic plan.

The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term	1st Quarter	Fiscal	Fiscal	Fiscal	Fiscal
Financial Targets	Target	2010	2009	2008	2007	2006
Organic Revenue Growth	2.0%	(1.8%)	(0.6%)	3.1%	(2.1%)	(2.9%)
Consolidated EBITDA Margin	4.0%	2.4%	2.7%	3.1%	2.8%	2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets	10.0%	9.4%	10.6%	12.0%	9.2%	8.7%
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 - 3.0 x	2.22x	2.02x	1.75x	2.20x	3.11x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).
Liquidity
Total debt at the end of the first quarter of 2010 was $310.2 million, a reduction of $40.3 million as compared to $350.5 million at the end of the first quarter of 2009. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the first quarter 2010 was 2.22x. Availability on the Company’s revolving credit facility at the end of the quarter was $176.5 million.
Share Repurchase Program
As previously announced, our Board of Directors approved a share repurchase program authorizing the Company to spend up to $25.0 million to purchase shares of the Company’s common stock. The program took effect on November 16, 2009 and will continue until December 31, 2010. During the first quarter 2010 we repurchased a total of 258,910 shares for $8.8 million, at an average price per share of $33.99. Since the program’s inception, we have repurchased a total of 289,630 shares for $9.8 million, at an average price per share of $33.89.
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A conference call to review the first quarter 2010 results is scheduled for at 10 a.m. CT (11 a.m. ET) on April 30, 2010. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Market ® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our food distribution, military and retail businesses;

•	general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; recent disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•	macroeconomic and geopolitical events affecting commerce generally;

•	changes in consumer buying and spending patterns;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•	failure of our internal control over financial reporting;

•	changes in accounting standards;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	unionization of a significant portion of our workforce;

•	costs related to multi-employer pension plan;

•	changes in health care, pension and wage costs and labor relations issues;

•	product liability claims, including claims concerning food and prepared food products;

•	threats or potential threats to security; and

•	unanticipated problems with product procurement.
A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
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Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve
	Weeks Ended
	March 27	March 28
	2010	2009

Sales	$1,179,693	1,140,320
Cost of sales	1,087,873	1,045,201

Gross profit	91,820	95,119

Other costs and expenses:
Selling, general and administrative	64,647	69,636
Gain on acquisition of a business	—	(6,682)
Depreciation and amortization	8,585	9,335
Interest expense	5,258	5,304

Total other costs and expenses	78,490	77,593

Earnings before income taxes	13,330	17,526

Income tax expense	5,389	3,106

Net earnings	$7,941	14,420

Net earnings per share:

Basic	$0.61	1.11
Diluted	$0.59	1.08

Declared dividends per common share	$0.18	0.18

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,125	12,966
Diluted	13,441	13,331

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 27, 2010	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$751	830
Accounts and notes receivable, net	240,166	250,767
Inventories	325,036	285,443
Prepaid expenses and other	15,314	11,410
Deferred tax assets	8,962	9,366

Total current assets	590,229	557,816

Notes receivable, net	22,036	23,343

Property, plant and equipment:	640,488	637,167
Less accumulated depreciation and amortization	(429,098)	(422,529)

Net property, plant and equipment	211,390	214,638

Goodwill	166,545	166,545
Customer contracts and relationships, net	20,370	21,062
Investment in direct financing leases	3,129	3,185
Other assets	12,311	12,947

Total assets	$1,026,010	999,536

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$3,791	4,438
Accounts payable	247,695	240,483
Accrued expenses	57,085	60,524
Income taxes payable	—	3,064

Total current liabilities	308,571	308,509

Long-term debt	285,569	257,590
Capitalized lease obligations	20,815	21,442
Deferred tax liability, net	18,999	19,323
Other liabilities	42,964	42,113
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value. Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 13,675 and 13,675 shares respectively	22,792	22,792
Additional paid-in capital	108,377	106,705
Common stock held in trust	(2,342)	(2,342)
Deferred compensation obligations	2,342	2,342
Accumulated other comprehensive income	(10,684)	(10,756)
Retained earnings	267,410	261,821
Treasury stock at cost, 1,122 and 863 shares, respectively	(38,803)	(30,003)

Total stockholders’ equity	349,092	350,559

Total liabilities and stockholders’ equity	$1,026,010	999,536

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Twelve
	Weeks Ended
	March 27	March 28
	2010	2009
Operating activities:
Net earnings	$7,941	14,420
Adjustments to reconcile net earnings to net cash provided by operating activities:

Gain on acquisition of a business	—	(6,682)
Depreciation and amortization	8,585	9,335
Amortization of deferred financing costs	423	372
Non-cash convertible debt interest	1,195	1,105
Amortization of rebateable loans	1,201	1,322
Provision for bad debts	37	434
Provision for lease reserves	—	1,066
Deferred income tax expense	81	(499)
Asset impairments	517	—
Share-based compensation	1,605	3,307
Other	(276)	63
Changes in operating assets and liabilities:
Accounts and notes receivable	10,556	3,392
Inventories	(39,553)	(23,986)
Prepaid expenses	(279)	(3,049)
Accounts payable	10,610	7,130
Accrued expenses	(3,210)	(17,465)
Income taxes payable	(6,689)	1,311
Other assets and liabilities	1,357	875

Net cash used by operating activities	(5,899)	(7,549)

Investing activities:
Disposal of property, plant and equipment	192	33
Additions to property, plant and equipment	(4,267)	(877)
Business acquired, net of cash	—	(78,056)
Loans to customers	(450)	(1,000)
Payments from customers on loans	620	596
Other	(333)	810

Net cash used in investing activities	(4,238)	(78,494)

Financing activities:
Proceeds of revolving debt	26,800	98,200
Dividends paid	(2,289)	—
Repurchase of common stock	(8,310)	—
Payments of long-term debt	(15)	(14)
Payments of capitalized lease obligations	(962)	(813)
Decrease in bank overdraft	(5,166)	(8,606)
Payments of deferred financing costs	—	(2,706)

Net cash provided by financing activities	10,058	86,061

Net increase in cash and cash equivalents	(79)	18
Cash and cash equivalents:
Beginning of year	830	824

End of period	$751	842

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Twelve	Twelve
	Weeks Ended	Weeks Ended
	March 27	March 28
Other Data (In thousands)	2010	2009

Total debt	$310,175	350,536
Stockholders’ equity	$349,092	364,462
Capitalization	$659,267	714,998
Debt to total capitalization	47.0%	49.0%

Non-GAAP Data
Consolidated EBITDA (a)	$28,515	29,239
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.22	2.46

Comparable GAAP Data
Debt to earnings before income taxes (b)	15.86	6.37

(a)	Consolidated EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the normal course of business, and non-cash charges (such as LIFO, assets impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

(b)	Leverage ratio is defined as the Company’s total debt at March 27, 2010 and March 28, 2009, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2010

	2009	2009	2009	2010	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings from continuing operations before income taxes	$16,114	31,655	(41,545)	13,330	19,554
Add/(deduct)
LIFO	(287)	(445)	(2,301)	(40)	(3,073)
Depreciation and amortization	9,372	12,592	9,304	8,585	39,853
Interest expense	5,840	7,621	5,607	5,258	24,326
Special charge	—	—	6,020	—	6,020
Goodwill impairment	—	—	50,927	—	50,927
Gain on litigation settlement	—	(7,630)	—	—	(7,630)
Closed store lease costs	—	425	1,644	—	2,069
Asset impairment	898	840	722	517	2,977
Stock compensation	2,408	1,706	1,663	1,605	7,382
Gains on sale of real estate	—	(54)	—	—	(54)
Subsequent cash payments on non-cash charges	(714)	(712)	(772)	(740)	(2,938)

Total Consolidated EBITDA	$33,631	45,998	31,269	28,515	139,413

	2009	2009	2009	2010	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment Consolidated EBITDA
Military	$11,239	15,731	12,031	13,615	52,616
Food Distribution	16,946	22,461	15,455	11,227	66,089
Retail	5,446	7,806	3,783	3,673	20,708

	$33,631	45,998	31,269	28,515	139,413

	2009	2009	2009	2010	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment profit
Military	$9,421	13,448	10,146	11,816	44,831
Food Distribution	10,508	15,181	11,495	5,799	42,983
Retail	1,209	1,937	(1,449)	227	1,924
Unallocated
Interest	(5,024)	(6,541)	(4,790)	(4,512)	(20,867)
Gain on litigation	—	7,630	—	—	7,630
Special charge	—	—	(6,020)	—	(6,020)
Goodwill impairment	—	—	(50,927)	—	(50,927)

	$16,114	31,655	(41,545)	13,330	19,554

FY 2009

	2008	2008	2008	2009	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings from continuing operations before income taxes	$13,838	13,029	10,643	17,526	55,036
Add/(deduct)
LIFO	2,397	8,360	7,849	—	18,606
Depreciation and amortization	8,703	11,643	9,051	9,335	38,732
Interest expense	6,759	7,556	6,034	5,304	25,653
Gain on acquisition of a business	—	—	—	(6,682)	(6,682)
Closed store lease costs	99	480	(317)	1,066	1,328
Asset impairment	401	694	1,065	—	2,160
Stock compensation	2,022	3,013	1,814	3,307	10,156
Subsequent cash payments on non-cash charges	(612)	(787)	(635)	(617)	(2,651)

Total Consolidated EBITDA	$33,607	43,988	35,504	29,239	142,338

	2008	2008	2008	2009	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment Consolidated EBITDA
Military	$10,494	14,279	11,484	11,948	48,205
Food Distribution	17,756	21,487	17,412	13,257	69,912
Retail	5,357	8,222	6,608	4,034	24,221

	$33,607	43,988	35,504	29,239	142,338

	2008	2008	2008	2009	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment profit
Military	$9,366	11,783	9,242	9,905	40,296
Food Distribution	9,107	5,869	5,155	5,982	26,113
Retail	1,369	1,916	1,450	(470)	4,265
Unallocated
Interest	(6,004)	(6,539)	(5,204)	(4,573)	(22,320)
Gain on acquisition	—	—	—	6,682	6,682

	$13,838	13,029	10,643	17,526	55,036